Includes (i) 82 time-based Restricted Stock Units (RSUs) granted in July 2021 which shares vest as to 100% on August 15, 2024, (ii) 167 time-based Restricted Stock Units (RSUs) granted in February 2022 which shares vest as to 100% on March 15, 2025, (iii) 207 time-based Restricted Stock Units
(RSUs) granted in August 2022, which shares vest as to 50% on August 15, 2024 and 2025, (iv) 266 time-based Restricted Stock Units (RSUs) granted in November 2022, which shares vest as to 50% on December 15, 2024 and 2025, (v) 315 time-based Restricted Stock Units (RSUs) granted in August 2023 which shares vest as to 33.3% on August 15, 2024, 2025, and 2026 (vi) 360 Long Term Incentive Performance-Based RSUs (the LTIP Performance RSUs) granted in August 2022 which may vest subject to the Issuers achievement with respect to Performance Criteria for the fiscal year ending March 31, 2025 (the Performance Criteria), (vii) 552 Long Term Incentive Performance-Based RSUs (the LTIP Performance RSUs) granted in August 2023 which may vest subject to the Issuers achievement with respect to Performance Criteria for the fiscal year ending March 31, 2026 (the Performance Criteria). The number of LTIP Performance RSUs that will vest on March 31, 2025 and 2026 will be determined based on the Issuers level of achievement with respect to the specific Performance Criteria. If the Performance Criteria is not achieved at the threshold level, no vesting will occur and the LTIP Performance RSUs will be cancelled. The amounts listed are the maximum number of LTIP Performance RSUs that may vest. All RSUs and LTIP Performance RSUs are settled in shares of the Company's Common Stock.